EXIBIT 99.1
[NTL Logo]


FOR IMMEDIATE RELEASE

             NTL TO BUILD AUSTRALIAN CARRIER-GRADE TELECOMS NETWORK

- NTL to build east coast telecommunications network from Cairns to Hobart in partnership with WIN Television (WIN) and Southern Cross Broadcasting (SCB)

- New venture contracts with WIN and SCB to provide digital television distribution services for 10+ years

- New venture to supply wholesale telecommunications services to other carriers and ISPs

New York, New York (August 7, 2000) - NTL Incorporated (NASDAQ and EASDAQ: NTLI) announced today that its Australian division will build a carrier-grade telecommunications network on the east coast of Australia in partnership with WIN Television and Southern Cross Broadcasting. With NTL taking 51%, WIN and SCB will have a combined 49% equity stake in the new venture, to be branded NTL Telecommunications Pty Ltd (NTL Telecommunications).

NTL Telecommunications will provide a carrier grade network with over 100 points of presence covering New South Wales, Queensland, Victoria and the Australian Capital Territory (Canberra) and will include regional towns such as Towoomba, Tamworth, Dubbo, Griffith, Albury-Wodonga and Mildura.

NTL Telecommunications has contracted to provide distribution solutions for Southern Cross Broadcasting and WIN Television for an initial 10-year period and will offer wholesale bandwidth to other carriers and ISPs throughout regional Australia and the capital cities.

Tom Bennie, managing director for NTL in Australia, said: "We are delighted to be partnering with WIN and SCB in this project and to have contracted for distribution services. Combining the significant experience of NTL, WIN and SCB in distribution and telecoms will promote the development of digital television and interactive services for all of our customers."

"The NTL telecoms network will be able to provide solutions for domestic and international carriers for both fixed and mobile communications. In addition, NTL is well placed to capitalize on expected significant opportunities with ISPs, broadcasters and carriers looking for coverage extensions", added Bennie.

SCB's representative on the Board of NTL Telecommunications is managing director of SCB, Tony Bell: "In the new digital environment regional television operators are required to provide digital services including programs and program-related enhanced data across the vast regions of the country. Indeed all broadcasters will require a new delivery infrastructure. NTL Telecommunications will provide this service at highly competitive rates and, at the same time, build a system that has ample capacity to provide additional telecommunication services."

John Rushton, managing director of WIN Corporation Pty Ltd, added: "We at WIN are very excited by the new opportunities available to our group through this investment. While covering a major requirement for our conversion to digital broadcasting [program distribution via the new telecommunications network] we also see our investment in the telecoms business as a significant expansion into an area allied with our core business. The real bonus to WIN is having available the experience and expertise of the NTL group."

The telecoms and distribution network will deploy fiber and wireless infrastructure and utilize Asynchronous Transfer Mode as the core transportation protocol. The microwave infrastructure will utilize short "hops" between each site. Services are planned to commence in June 2001 with an initial investment phase of Australian$100 million. Jobs will be created in regional areas as well as with NTL in Sydney.

Commenting on the business opportunity David Green, director of telecommunications for NTL in Australia, said: "The extent of the network coverage will be a differentiator for NTL as, in addition to providing high bandwidth solutions to the capital cities, NTL will be able to service regional centers throughout [eastern] Australia."


more on WIN:

     - WIN is the largest television broadcaster in Regional Australia, covering every State and one of the two Territories
     - WIN delivers its service across Australia through 318 transmitters and translators
     -    WIN is affiliated with the Nine Network Australia=
     -    WIN is the highest rating television network in Regional Australia
     -    WIN has a potential audience of approximately 5 million people
     -    WIN is a private company, wholly owned by Mr. Bruce Gordon more on SCB:

Southern Cross Broadcasting (Australia) Limited owns and operates commercial radio and television stations throughout Australia. These include:

     -    3AW Melbourne's top rating News/Talk station
     -    Magic 693 Melbourne
     -    6PR News/Talk in Perth
     -    96FM Perth
     -    Channel Nine Adelaide
     -    Ten Capital covering ACT and southern NSW
     -    Ten Victoria throughout regional Victoria
     -    Southern Cross Television Tasmania.

Over the past five years SCB's revenue and net profit has increased by over 200%. The company's media interests now have a potential reach of 47% of Australia's population.


                                                     * * * * *
For more information:
In the U.S.:
John F. Gregg, Chief Financial Officer
Richard J. Lubasch, Executive Vice President - General Counsel
Bret Richter, Vice President - Corporate Finance and Development
Erik Tamm, Investor Relations
Tel: 212-906-8440
or e-mail: investor_relations@ntli.com

In the UK:
Bruce Randall, Public Relations
Tel:  + 44 1962 822582

In Australia:
Glen Frost, ntl, Sydney, Australia
Tel: +61 (0)2 8425 4608